EXHIBIT 99.1
                                                                    ------------
[GRAPHIC OMITTED]
[LOGO - SPECTRASITE
GETTING NETWORKS ON AIR]



CONTACT:   Investor Relations Department
           919-466-5492
           investorrelations@spectrasite.com
           ---------------------------------

        SPECTRASITE REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS AND
                              UPDATES 2005 OUTLOOK

CARY, NC, MARCH 14, 2005 - SpectraSite, Inc. (NYSE: SSI), one of the largest wireless tower operators in the United States, today reported results for the fourth quarter and full year ended December 31, 2004. The Company also updated its 2005 outlook.

In 2004, the Company achieved record revenues and net cash provided by operating activities of $355.1 million and $141.1 million, respectively. In describing the Company's performance during 2004, Stephen H. Clark, President and CEO, stated, "2004 was a tremendous year for SpectraSite. Not only did we generate impressive revenue and cash flow growth on our tower portfolio, we also added 48 high-growth in-building systems and repurchased almost $200 million of our common stock. Given the strength of our capital structure and the quality of our assets, I believe we are poised to continue delivering solid results during 2005 and beyond."

The Company has designated the periods prior to January 31, 2003, as "Predecessor Company" and the periods subsequent to January 31, 2003, as "Reorganized Company." As a result of the implementation of fresh start accounting, the financial statements of the Reorganized Company are not comparable to the Predecessor Company's financial statements for prior periods.

In consultation with its independent registered public accounting firm, Ernst & Young LLP, the Company has reviewed certain non-cash items relating to its lease accounting practices as a result of a public letter issued by the United States Securities and Exchange Commission (the "SEC") to the American Institute of Certified Public Accountants on February 7, 2005, stating its views regarding existing accounting literature applicable to certain leases and leasehold improvements. As previously announced, as a result of this review, the Company has corrected an error in its method of accounting for ground leases and depreciation of certain tower assets in accordance with U.S. generally accepted accounting principles ("GAAP") and determined that these matters required material adjustments to the 2003 financial information previously filed on Form 10-K and the financial information for the periods ended March 31, June 30, and September 30, 2003 and 2004 previously filed on Form 10-Qs. The Company will restate results for the Reorganized Company for the eleven months ended December 31, 2003, the two months ended March 31, 2003, the second and third fiscal quarters of 2003, and the first three fiscal quarters of 2004. Accordingly, the financial statements and independent registered public accounting firm's reports contained in the Company's filings with the Securities and Exchange Commission for these periods should no longer be relied upon. The Company will not restate results for any periods for the Predecessor Company as the effect is immaterial and has no cumulative impact on the Reorganized Company. The restatement does not impact the actual timing or amounts of cash payments under ground leases, the Company's liquidity position, or compliance with any financial covenants under the Company's financing agreements. The effects of the Reorganized Company's restatement are included in the periods covered within this press release.

FOURTH QUARTER 2004 RESULTS

Total revenues for the fourth quarter of 2004 were $91.1 million, compared to $81.5 million for the fourth quarter of 2003, representing an increase of 11.8%. Operating income for the fourth quarter of 2004 was $15.1 million, as compared to operating income of $8.5 million for the same period in 2003.

Other income during the fourth quarter of 2004 was $1.7 million as compared to other expense of $0.8 million during the fourth quarter of 2003. Other income items during the fourth quarter of 2004 primarily related to $1.3 million of income associated with the expiration of the Company's commitment to lease or sublease towers under its agreement with affiliates of SBC Communications ("SBC") and $0.6 million relating to an increase in the fair value of its five year interest rate hedge agreement.

The Company's net loss was $1.6 million for the fourth quarter of 2004 versus a net loss of $21.6 million during the fourth quarter of 2003. The Company's basic and fully diluted net loss per share was $0.03 during the fourth quarter of 2004 as compared to a basic and fully diluted net loss per share of $0.45 during the fourth quarter of 2003.

Adjusted EBITDA was $47.2 million during the fourth quarter of 2004 as compared to $36.5 million during the same period in the prior year. Other income items in the amount of $1.7 million and non-cash compensation charges in the amount of $0.4 million during the fourth quarter of 2004 are included in the Company's 2004 Adjusted EBITDA calculation. Other expense items of $0.8 million are included in the Company's 2003 Adjusted EBITDA calculation. Also included in the Company's Adjusted EBITDA calculations for the fourth quarter of 2004 and the fourth quarter of 2003 are the effects of the Company's correction in its accounting for ground lease expense. These non-cash accounting changes reduced the Company's Adjusted EBITDA by $4.4 million during the fourth quarter of 2004 and by $4.8 million during the fourth quarter of 2003.

The Company's presentation of Adjusted EBITDA is based on regulations adopted by the SEC related to non-GAAP financial measures. The Company defines Adjusted EBITDA for the Reorganized Company as net income (loss) before depreciation, amortization and accretion, interest, income tax expense (benefit) and, if applicable, before discontinued operations and cumulative effect of change in accounting principle. For the Predecessor Company, Adjusted EBITDA also excludes gain on debt discharge, reorganization items, and write-offs of investments in and loans to affiliates. The Company uses a different definition of Adjusted EBITDA for the fiscal periods prior to its reorganization to enable investors to view the Company's operating performance on a consistent basis before the impact of the items discussed above on the Predecessor Company. Each of these historical items was incurred prior to, or in connection with, the Company's reorganization and is excluded from Adjusted EBITDA to reflect the results of the Company's core operations. Adjusted EBITDA may not be comparable to a similarly titled measure employed by other companies and is not a measure of performance calculated in accordance with U.S. GAAP.

Net cash provided by operating activities was $26.0 million during the fourth quarter of 2004 as compared to net cash provided by operating activities of $29.7 million during the fourth quarter of 2003 primarily due to fluctuations in working capital. Purchases of property and equipment during the fourth quarter of 2004 were $17.4 million, up from $11.7 million for the same period in 2003. Free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, during the fourth quarter of 2004 was $8.5 million as compared to free cash flow of $18.0 during the fourth quarter of 2003.

At December 31, 2004, the Company had $34.6 million of cash on hand and $750.0 million of debt, consisting of $550.0 million of debt outstanding under its $900 million senior credit facility and $200.0 million of senior notes due 2010. The Company owned or operated 7,821 towers and in-building sites as of December 31, 2004.

FULL YEAR 2004 RESULTS

Total revenues for 2004 were $355.1 million, compared to $25.6 million for the one month ended January 31, 2003, and $289.7 million for the eleven months ended December 31, 2003. Operating income for the twelve months ended December 31, 2004, was $60.6 million, as compared to an operating loss of $3.2 million for the one month ended January 31, 2003, and operating income of $25.3 million for the eleven months ended December 31, 2003.

Other income during 2004 was $27.2 million as compared to other expense items of $0.5 million for the one month ended January 31, 2003, and other expense items of $2.8 million for the eleven months ended December 31, 2003. Other income items during 2004 primarily related to $29.7 million of income associated with a reduction in the Company's commitment to lease or sublease towers under its agreement with SBC, partially offset by a $1.6 million loss on sale of assets and $0.8 million of write-offs of customer contracts relating to communication towers sold during the year.

The Company's net income was $24.7 million during 2004 versus net income of $345.0 million during the one month ended January 31, 2003 (net income during the one month ended January 31, 2003, was primarily affected by a gain on the early extinguishment of debt related to the Company's emergence from chapter 11 on February 10, 2003), and a net loss of $49.1 million during the eleven months ended December 31, 2003. The Company's basic net income per share was $0.51 during 2004 as compared to basic net income of $2.24 per share during the one month ended January 31, 2003, and a basic net loss of $1.04 per share during the eleven months ended December 31, 2003. The Company's diluted net income per share was $0.47 during 2004 as compared to diluted net income of $2.24 per share during the one month ended January 31, 2003, and a diluted net loss of $1.04 per share during the eleven months ended December 31, 2003.

Adjusted EBITDA was $205.3 million during the twelve months ended December 31, 2004, as compared to Adjusted EBITDA of $12.2 million for the one month ended January 31, 2003, and $127.4 million for the eleven months ended December 31, 2003. Other income items in the amount of $27.2 million during 2004 and other expense items of $0.5 million during the one month ended January 31, 2003 and $2.8 million during the eleven months ended December 31, 2003, are included in the Company's Adjusted EBITDA calculations. Non cash compensation charges of $0.7 million during 2004 are also included in the Company's Adjusted EBITDA calculations. Also included in the Company's Adjusted EBITDA calculations for the year ended December 31, 2004, and the eleven months ended December 31, 2003, are the effects of the Company's correction in its accounting for ground lease expense. These non-cash accounting changes reduced the Company's Adjusted EBITDA by $18.3 million during 2004 and by $17.8 million during 2003.

Net cash provided by operating activities was $141.1 million during 2004 as compared to net cash provided by operating activities of $5.9 million during the one month ended January 31, 2003, and $97.4 million for the eleven months ended December 31, 2003. Purchases of property and equipment during 2004 were $45.2 million, up from $2.7 million during the one month ended January 31, 2003 and $22.1 million for the eleven months ended December 31, 2003. Free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, during 2004 was $95.8 million as compared to free cash flow of $3.2 during the one month ended January 31, 2003, and $75.3 million for the eleven months ended December 31, 2003.


UPDATED 2005 OUTLOOK

The Company is updating its outlook for 2005 interest expense to take into account a $300 million five year interest rate swap entered into on December 16, 2004, and the additional $100 million it borrowed on November 29, 2004, in conjunction with its $150 million accelerated stock buyback agreement. Taking into account these changes in the Company's capital structure, the Company's updated range for 2005 interest expense is $45 million to $50 million from its previous range of $35 million to $40 million. Upon completion of the Company's interest rate swap, $500 million of the Company's $750 million debt was fixed for a minimum period of five years. At December 31, 2004, the Company's weighted-average interest cost was 5.74%.

The Company also expects its 2005 site operations costs excluding depreciation, amortization and accretion expenses will be increased to reflect additional non-cash expenses associated with its change in accounting for ground leases. The Company expects this non-cash increase in site operations costs excluding depreciation, amortization and accretion expenses to be approximately $17 million. The average remaining term under the Company's ground leases is approximately 19 years and, on average, the Company is extending its straight-line ground lease expense recognition period by approximately 16 years.

Other components of the Company's 2005 outlook issued on November 3, 2004, remain unchanged.

CONFERENCE CALL INFORMATION

The Company is planning to host a conference call on Monday, March 14, 2005, at 4:30 p.m. Eastern Standard Time to discuss its results. Dial in information is as follows: 800-261-6483, access code 4092348. A replay of the conference call will be available beginning two hours after the call has ended until March 21, 2005. The replay dial in information is as follows: 800-642-1687, access code 4092348.

NON-GAAP FINANCIAL MEASURES AND ADDITIONAL INFORMATION

ADJUSTED EBITDA (UNAUDITED)

Adjusted EBITDA is an unaudited financial measurement that consists of net income (loss) before depreciation, amortization and accretion, interest, income tax expense (benefit) and, if applicable, before discontinued operations and cumulative effect of change in accounting principle. For the periods prior to January 31, 2003, Adjusted EBITDA also excludes gain on debt discharge, reorganization items, and writeoffs of investments in and loans to affiliates. The Company uses a different definition of Adjusted EBITDA for the fiscal periods prior to its reorganization to enable investors to view its operating performance on a consistent basis before the impact of the items discussed above on the Predecessor Company. Each of these historical items was incurred prior to, or in connection with, its bankruptcy and is excluded from Adjusted EBITDA to reflect, as accurately as possible, the results of its core operations. The Company does not expect any of these items to have a material financial impact on its operations on a going-forward basis because none of these pre-reorganization items is expected to occur in the foreseeable future. Adjusted EBITDA may not be comparable to a similarly titled measure employed by other companies and is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States, or "GAAP." For additional information relating to the Company's non-GAAP financial measures, please refer to the Company's "Management Discussion and Analysis - Non-GAAP Financial Measures" included in the Company's public filings with the SEC.

Adjusted EBITDA for the year ended December 31, 2004, the eleven months ended December 31, 2003 (as restated), and the one month ended January 31, 2003 was calculated as follows:

                                              REORGANIZED COMPANY            PREDECESSOR COMPANY
                                        -----------------------------------  -------------------
                                            YEAR          ELEVEN MONTHS           ONE MONTH
                                           ENDED             ENDED                 ENDED
                                        DECEMBER 31,       DECEMBER 31,           JANUARY 31,
                                            2004        2003 (AS RESTATED)            2003
                                        ------------    ------------------       ------------
                                                      (DOLLARS IN THOUSANDS)

Net income (loss) ......................$    24,651       $   (49,099)           $   344,970
Depreciation, amortization
  and accretion expenses ...............    117,503           104,843                 15,930
Interest income ........................     (1,380)             (816)                  (137)
Interest expense .......................     49,510            50,163                  4,721
Gain on debt discharge .................         --                --             (1,034,764)
Income tax expense .....................     15,769             2,756                      5
Reorganization items:
  Adjust accounts to fair value ........         --                --                644,688
  Professional and other fees ..........         --                --                 23,894
Loss from operations
  of discontinued division,
  net of income tax expense ............        124             1,987                    686
Loss (gain) on disposal of
  discontinued division, net of
  income tax expense ...................       (849)           17,573                     --
Cumulative effect of change
  in accounting principle ..............         --            12,236                     --
                                        -----------       -----------            -----------
Adjusted EBITDA ........................$   205,328       $   127,407            $    12,229
                                        ===========       ===========            ===========

Adjusted EBITDA for the three months ended December 31, 2004 and the three months ended December 31, 2003 (as restated) was calculated as follows:

                                             REORGANIZED COMPANY
                                      ---------------------------------
                                      THREE MONTHS       THREE MONTHS
                                          ENDED               ENDED
                                       DECEMBER 31,       DECEMBER 31,
                                           2004       2003 (AS RESTATED)
                                      -------------   ------------------
                                            (DOLLARS IN THOUSANDS)

Net loss..........................   $      (1,614)      $    (21,609)
Depreciation, amortization
  and accretion expenses..........          30,377             28,876
Interest income...................            (177)              (424)
Interest expense..................           19,891        10,319
Income tax expense (benefit)......          (1,067)             1,486
Loss from operation of
discontinued segment, net of
  income tax expense..............              --                643
Loss (gain) on disposal of
  discontinued segment, net of
  income tax expense..............              --             16,977
                                     -------------       ------------
Adjusted EBITDA...................   $      47,163       $     36,515
                                     =============       ============


FREE CASH FLOW (UNAUDITED)

Free cash flow, as the Company has defined it, is calculated as the cash provided by (used in) operating activities less purchases of property and equipment. The Company believes that free cash flow should be considered in addition to, but not as a substitute for, other measures of liquidity reported in accordance with generally accepted accounting principles. Free cash flow, as the Company has defined it, may not be comparable to similarly titled measures reported by other companies. Free cash flow for the one month ended January 31, 2003, the eleven months ended December 31, 2003 (as restated), the year ended December 31, 2004, the three months ended December 31, 2003 (as restated), and the three months ended December 31, 2004 was calculated as follows:

                                                                                                          PREDECESSOR
                                                             REORGANIZED COMPANY                            COMPANY
                                 ----------------------------------------------------------------------   -----------
                                    THREE MONTHS     THREE MONTHS          YEAR         ELEVEN MONTHS      ONE MONTH
                                       ENDED             ENDED             ENDED            ENDED            ENDED
                                    DECEMBER 31,   DECEMBER 31, 2003   DECEMBER 31,   DECEMBER 31, 2003   JANUARY 31,
                                        2004         (AS RESTATED)         2004         (AS RESTATED)         2003
                                 ---------------   -----------------   ------------   -----------------   -----------
                                                                    (IN THOUSANDS)
Net cash provided by operating
  activities.....................   $  25,959        $   29,656       $  141,051         $  97,387        $    5,892
Less: Purchases of property and
  equipment .....................     (17,435)          (11,685)         (45,214)          (22,137)           (2,737)
                                    ---------        ----------       ----------         ---------        ----------

Free cash flow...................   $   8,524        $   17,971       $   95,837         $  75,250        $    3,155
                                    ---------        ----------       ----------         ---------        ----------

ABOUT SPECTRASITE, INC.

SpectraSite, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the largest wireless tower operators in the United States. At December 31, 2004, SpectraSite owned or operated approximately 10,000 revenue producing sites, including 7,821 towers and in-building systems primarily in the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers, including Cingular, Nextel, Sprint PCS, T-Mobile and Verizon Wireless.

SAFE HARBOR

This press release and oral statements made from time to time by representatives of the Company may contain "forward-looking statements" concerning the Company's financial and operating outlook, plans and strategies, its share repurchase program and the trading markets for its securities. These forward-looking statements are subject to a number of risks and uncertainties. The Company wishes to caution readers that certain factors may impact the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to (i) the Company's substantial capital requirements and debt, (ii) market conditions, (iii) the Company's dependence on demand for wireless communications and related infrastructure, (iv) competition in the communications tower industry, including the impact of technological developments, (v) consolidation in the wireless industry and the tower industry, (vi) future regulatory actions, (vii) conditions in its operating areas, (viii) management's estimates and assumptions included in the Company's 2005 outlook, and (ix) the results of the Company's review of the accounting treatment of certain operating leases and leasehold improvements. These and other important factors are described in more detail in the "Risk Factors" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's SEC filings and public announcements. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.


                                      # # #


The following includes the Company's (i) unaudited consolidated balance sheets as of December 31, 2004 and December 31, 2003 (as restated), (ii) unaudited consolidated statements of operations for the year ended December 31, 2004, the eleven months ended December 31, 2003 (as restated), and the one month ended January 31, 2003, and (iii) unaudited consolidated statements of cash flows for the year ended December 31, 2004, the eleven months ended December 31, 2003 (as restated), and the one month ended January 31, 2003.

                           CONSOLIDATED BALANCE SHEETS

                                   (UNAUDITED)
                                                                                    REORGANIZED COMPANY
                                                                     ---------------------------------------------------
                                                                          DECEMBER 31,             DECEMBER 31, 2003
                                                                              2004                   (AS RESTATED)
                                                                     ----------------------       ----------------------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)
                                      ASSETS
Current assets:
    Cash and cash equivalents                                              $   34,649                $   60,410
    Accounts receivable, net of allowance of $5,882 and $7,849,
    respectively                                                                9,061                     7,880
    Prepaid expenses and other                                                 13,855                    11,606
    Assets held for sale                                                           --                     5,737
                                                                           ----------                ----------
       Total current assets                                                    57,565                    85,633
Property and equipment, net                                                 1,166,396                 1,195,908
Customer contracts, net                                                       160,163                   179,359
Accrued straight-line rents receivable                                         25,461                    16,518
Other assets                                                                   21,487                    24,725
                                                                            ---------                 ---------
       Total assets                                                        $1,431,072                $1,502,143
                                                                           ==========                ==========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                                       $    7,050                $   11,482
    Accrued and other expenses                                                 31,959                    39,086
    Deferred revenue                                                           45,668                    45,799
    Liabilities under SBC agreement                                                --                    49,528
    Current portion of credit facility                                          4,000                        --
    Liabilities held for sale                                                      --                     2,903
                                                                           ----------                ----------
       Total current liabilities                                               88,677                   148,798
                                                                           ----------                ----------
Long-term portion of credit facility                                          546,000                   439,555
Senior notes                                                                  200,000                   200,000
Deferred revenue, net of current portion                                       19,969                    16,846
Deferred straight-line lease expense                                           36,902                    18,386
Other long-term liabilities                                                    42,205                    38,238
                                                                           ----------                ----------
       Total long-term liabilities                                            845,076                   713,025
                                                                           ----------                ----------

Common stock, $0.01 par value, 250,000,000 shares authorized, 49,725,592 and 47,750,453 issued at December 31, 2004 and
December 31, 2003, respectively                                                   497                       478
    Additional paid-in-capital                                                717,320                   688,941
    Treasury stock at cost (3,679,881 shares at December 31, 2004)           (196,050)                       --
    Accumulated deficit                                                       (24,448)                  (49,099)
                                                                           ----------                ----------
       Total stockholders' equity                                             497,319                   640,320
                                                                           ----------                ----------
       Total liabilities and stockholders' equity                          $1,431,072                $1,502,143
                                                                           ==========                ==========

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)
                                                                                                   PREDECESSOR
                                                                    REORGANIZED COMPANY              COMPANY
                                                             ----------------------------------   -------------
                                                                                 ELEVEN MONTHS
                                                                  YEAR               ENDED          ONE MONTH
                                                                 ENDED            DECEMBER 31,        ENDED
                                                              DECEMBER 31,           2003          JANUARY 31,
                                                                  2004           (AS RESTATED)         2003
                                                             -------------      --------------    ------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues                                                      $    355,148      $    289,713      $     25,626
                                                              ------------      ------------      ------------
Operating expenses:
    Cost of operations, excluding depreciation,
      amortization and accretion expenses                          123,801           113,725             8,901
    Selling, general and administrative expenses                    53,199            45,822             4,003
    Depreciation, amortization and accretion expenses              117,503           104,843            15,930
    Restructuring and non-recurring charges                             --                --                --
                                                              ------------      ------------      ------------
       Total operating expenses                                    294,503           264,390            28,834
                                                              ------------      ------------      ------------
Operating income (loss)                                             60,645            25,323            (3,208)
                                                              ------------      ------------      ------------
Other income (expense):
    Interest income                                                  1,380               816               137
    Interest expense                                               (49,510)          (50,163)           (4,721)
    Gain on debt discharge                                              --                --         1,034,764
    Reorganization expense                                              --                --                --
    Other income (expense)                                          27,180            (2,759)             (493)
                                                              ------------      ------------      ------------
       Total other (expense) income                                (20,950)          (52,106)        1,029,687
                                                              ------------      ------------      ------------
Income (loss) from continuing operations before income taxes        39,695           (26,783)        1,026,479
Income tax expense
    Income tax - current                                             1,040             2,756                 5
    Income tax - deferred                                           14,729                --                --
                                                              ------------      ------------      ------------
       Total income tax expense                                     15,769             2,756                 5
Income (loss) from continuing operations                            23,926           (29,539)        1,026,474
Reorganization items:
    Adjust accounts to fair value                                       --                --          (644,688)
    Professional and other fees                                         --                --           (23,894)
                                                              ------------      ------------      ------------
       Total reorganization items                                       --                --          (668,582)
                                                              ------------      ------------      ------------
Income (loss) before discontinued operations                        23,926           (29,539)          357,892
Discontinued operations:
    Loss from operations of discontinued network
      services division, net of income tax expense                      --                --                --
    Loss on disposal of discontinued network services
      division, net of income tax expense                               --              (596)               --
    Loss from operations of discontinued broadcast
      services division, net of income tax expense                    (124)           (1,987)             (686)
    Gain  (loss) on disposal of discontinued broadcast
    services division, net of income tax expense                       849           (16,977)               --
                                                              ------------      ------------      ------------
Income (loss) before cumulative effect of change in
  accounting principle                                              24,651           (49,099)          357,206
Cumulative effect of change in accounting principle                     --                --           (12,236)
                                                              ------------      ------------      ------------
Net income (loss)
                                                              $     24,651      $    (49,099)     $    344,970
                                                              ============      ============      ============

Basic earnings (loss) per share:
    Income (loss) from continuing operations                  $       0.50      $      (0.62)     $       6.66
    Reorganization items                                                --                --             (4.34)
    Discontinued operations                                           0.01             (0.42)               --
    Cumulative effect of change in accounting principle                 --                --             (0.08)
                                                              ------------      ------------      ------------
    Net income (loss)                                         $       0.51      $      (1.04)     $       2.24
                                                              ------------      ------------      ------------

                                                                                                   PREDECESSOR
                                                                    REORGANIZED COMPANY              COMPANY
                                                             ----------------------------------   -------------
                                                                                 ELEVEN MONTHS
                                                                  YEAR               ENDED          ONE MONTH
                                                                 ENDED            DECEMBER 31,        ENDED
                                                              DECEMBER 31,           2003          JANUARY 31,
                                                                  2004           (AS RESTATED)         2003
                                                             -------------      --------------    ------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Diluted earnings (loss) per share:
    Income (loss) from continuing operations                  $       0.46      $      (0.62)     $       6.66
    Reorganization items                                                --                --             (4.34)
    Discontinued operations                                           0.01             (0.42)               --
    Cumulative effect of change in accounting principle                 --                --             (0.08)
                                                              ------------      ------------      ------------
    Net income (loss)                                         $       0.47      $      (1.04)     $       2.24
                                                              ------------      ------------      ------------

Weighted average common shares outstanding:
    Basic                                                           48,149            47,406           154,014
    Diluted                                                         51,957            47,406           154,014

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)

                                                                                               PREDECESSOR
                                                               REORGANIZED COMPANY               COMPANY
                                                        ----------------------------------    -------------
                                                                            ELEVEN MONTHS
                                                             YEAR               ENDED          ONE MONTH
                                                            ENDED            DECEMBER 31,        ENDED
                                                         DECEMBER 31,           2003          JANUARY 31,
                                                             2004           (AS RESTATED)         2003
                                                        -------------       --------------    ------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                 (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)                                         $  24,651         $ (49,099)        $   344,970
Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
    Depreciation                                            101,351            88,955              15,609
    Cumulative effect of change in accounting
      principle                                                  --                --              12,236
    Amortization of intangible assets                        13,087            13,807                 252
    Amortization of debt issuance costs                       3,963             4,538                 425
    Amortization of asset retirement obligation               3,065             1,935                 214
    Amortization of senior discount notes                        --                --                  --
    Write-off of debt issuance costs                          9,791             8,826                  --
    Non-cash compensation charges                               695                --                  --
    Loss (gain)  on disposal of assets                        1,624             5,005                 (84)
    Write-off of customer contracts                             851                --                  --
    Loss (gain)  on disposal of discontinued
      operations                                               (849)           16,977                  --
    Deferred income taxes                                    14,729                --                  --
    (Gains) losses on derivative instruments                   (627)              484                  --
    Gain on sale of available-for-sale securities                --            (3,837)                 --
    Gain on sale of investments in affiliates                    --                --                  --
    Gain on sale of subsidiary                                   --              (394)                 --
    Gain on debt discharge                                       --                --          (1,034,764)
    Adjust accounts to fair value                                --                --             644,688
    Changes in operating assets and liabilities,
     net of acquisitions:
       Accounts receivable                                     (681)           (3,225)              5,045
       Costs and estimated earnings in excess of
         billings, net                                           --             2,193                (272)
       Inventories                                               --               343                  (2)
       Prepaid expenses and other                           (10,020)          (11,914)             (2,238)
       Accounts payable                                      (4,678)          (14,549)             13,549
       Other liabilities                                    (15,901)           37,342               6,264
                                                          ---------         ---------         -----------
          Net cash provided by operating Activities         141,051            97,387               5,892
                                                          ---------         ---------         -----------
INVESTING ACTIVITIES
Purchases of property and equipment                         (45,214)          (22,137)             (2,737)
Acquisitions of towers and customer contracts               (53,566)          (30,283)                 --
Disposal of discontinued operations, net of cash sold           484                --                  --
Proceeds from the sale of assets                              2,062            82,263                  --
Proceeds from the sale of available-for-sale securities          --             4,970                  --
Proceeds from the sale of subsidiary                             --             2,053                  --
Loans to affiliates                                              --                --                  --
Proceeds from sale of investments in affiliates                  --                --                  --
                                                          ---------         ---------         -----------
          Net cash (used in) provided by investing
          activities                                        (96,234)           36,866              (2,737)
                                                          ---------         ---------         -----------
FINANCING ACTIVITIES
Proceeds from issuance of common stock, net                  26,278             5,114                  --
Proceeds from issuance of long-term debt                    550,000           200,000                  --
Debt issuance costs                                         (12,042)           (8,107)                 --
Repayments of long-term debt and capital leases            (440,189)         (344,082)            (10,884)
Purchases of common stock                                  (196,050)               --                  --
Payments received on executive notes                          1,425                --                  --
                                                          ---------         ---------         -----------
          Net cash (used in) provided by financing
          activities                                        (70,578)         (147,075)            (10,884)
                                                          ---------         ---------         -----------
Net (decrease) increase in cash and cash equivalents        (25,761)          (12,822)             (7,729)
Cash and cash equivalents at beginning of period             60,410            73,232              80,961
                                                          ---------         ---------         -----------
Cash and cash equivalents at end of period                $  34,649         $  60,410         $    73,232
                                                          ---------         ---------         -----------

                                                                                               PREDECESSOR
                                                               REORGANIZED COMPANY               COMPANY
                                                        ----------------------------------    -------------
                                                                            ELEVEN MONTHS
                                                             YEAR               ENDED          ONE MONTH
                                                            ENDED            DECEMBER 31,        ENDED
                                                         DECEMBER 31,           2003          JANUARY 31,
                                                             2004           (AS RESTATED)         2003
                                                        -------------       --------------    ------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest (net of interest capitalized)      $  37,633         $  32,535         $     4,265
Cash paid for income taxes                                    2,146             1,952                   5
Tower acquisitions applied against liability under
  SBC agreement                                              18,478            10,503                  --
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES:
Common stock issued for deposits                          $      --        $       --         $       408
Common stock issued for acquisitions and property
  and equipment                                                  --                --                  --
Capital lease obligations incurred related to
  property and equipment, net                                   446               717                  --
Reorganization adjustments                                       --             8,365                  --
Interest capitalized                                            882               425                  --